Exhibit 99.1

NEWS RELEASE
September 23, 2005

Aurora Property NI 43-101 Report

Additional Disclosure

Toronto, Ontario – Further to the news release of Quincy Energy Corp. dated September 19, 2005, Quincy Energy Corp. (TSX-V: QUI; OTCBB: QCYE) provides additional disclosure relating to the Company’s technical report on the Aurora Project as required by National Instrument 43-101.

Dr. Myers calculated the grade of the mineralized zone section by section, and did not utilize any weighting factors in the calculations. The pounds of eU3O8 for each section were tabulated along with the area and calculated volume for each section. The total number of tons contained in the mineralized zones and the total number of pounds of eU3O8 were summed and the average grade of the entire mineralized zone was calculated from these results. The calculated grade of 0.0518% agreed well with the statistical average of the sample population above the 0.03% cutoff which is 0.0528% eU3O8.

2005 Aurora Resource Statement using 0.03% U3O8 Cutoff grade

	Million Tons	Grade, eU3O8%	Contained eU3O8 (Million Pounds)
Indicated Resource	17.69	0.0518	18.3

The mineral resource re-calculation assumed the reliability of the gamma log readings and the conversion to eU3O8 values.  Every effort was made to confirm the location of the mineralized zone in each drill hole and the conversion to U3O8 was also confirmed.  The primary deposition and subsequent chemical and mechanical remobilization of uranium in the volcanic hosted Aurora uranium system was interpreted to form horizontal, bedding controlled units in the volcanic rocks and in places in lake sediments.  These bedding controlled units display continuity between drill holes over hundreds to thousands of feet.

Data Verification

Placer Amex conducted studies to confirm the eU3O8% values calculated from the gamma logs by completing check assays of selected samples from the diamond core holes.  This comparison showed that the check analyses do not exactly replicate gamma eU3O8% uranium values.    Generally the gamma calculated eU3O8% values are underestimated at grades of U3O8 >0.1%.  Values of U3O8 <0.1% are underestimated and overestimated about equally, but the gamma conversions tend to underestimate the true U3O8 values more than the assayed values.  Overall the values of eU3O8% are probably representative of the overall population of samples but individual samples may show significant variations.  The overall evaluation of the actual content of uranium based on different radiometeric analyses and chemical assay results conducted by Placer Amex does not clearly identify any correction factors or best analytical technique.  Assay estimation of uranium content is probably more reliable than the calculated equivalent uranium content obtained from the gamma logs.  Future drilling programs and grade confirmation studies should utilize uranium assays rather than equivalent uranium values calculated from radiometric surveys.  The indicated resource grade is based on the equivalent uranium values, from the gamma conversions, and is probably a conservative grade estimate.

The percentage of eU3O8 contained in drillholes was calculated from the downhole gamma logs by Century Geophysical at the time of the drilling and surveys.  Original data was collected on 0.1 foot intervals and converted to eU3O8%.  The converted values were then compiled on 2, 5, 10, 15, and 20 foot intervals.  The data available for this analysis were the original gamma logs and the 5 foot U3O8% composites.  The original logs and 5 foot composites were compared to verify the values and there is a reasonable correlation in values.  The 5 foot composites were double entered into an ACCESS database along with collar location data.  The double entry data had less than 1% entry error and the current database is estimated to be error free.  Further verification and correction of the data was completed during sectional interpretations.  Several original gamma logs were re-run at the time of drilling as checks and the results were very similar to the original logs.  Core and chip samples from the original drilling are not available for check assays.

The original downhole gamma logs have been reviewed in detail.  Rotary chip samples apparently were not collected, or were discarded, and the diamond core samples were not preserved after Placer Amex terminated the project and therefore it has not been possible to confirm assay values in comparison to gamma log estimations.  Drillholes from the 1977-1979 program were not cased or capped and it is not possible to re-enter any drillholes in order to re-survey drillholes.

The position of the mineralized horizons was checked on the original logs to confirm the agreement of the original Century Geophysical logs and the 5 foot composite database generated by Placer.  Data which did not agree between the 2 data sets were corrected where possible or were omitted from the resource evaluation when the data could not be confirmed.

The only alternative to definitively verify gamma log values or U3O8 assays is to drill twin holes in selected areas.  Confirmation drilling was beyond the scope of this stage of project evaluation and will be recommended in the next stage of work.

Cutoff Grade Determination

The mineralized zone was defined as mineralization above the selected cutoff grade of 0.03% eU3O8.  The selection of a 0.03% eU3O8 cutoff was made by Dr. Doug Underhill, Quincy Chief Geologist and co-author of the technical report, based on the Placer Amex data evaluations and preliminary estimates for mining and processing costs of approximately $20/ton.  Mining costs of $2-4 per ton are typical of the smaller open pit mines in Nevada.  The lake sediments, which overlie the mineralized horizon, are poorly consolidated and stripping costs are estimated to be low.  The mineralized horizon is highly fractured and mining costs are estimated to be low in this unit as well.  The 0.03% cutoff maximizes the tonnage of mineralization while maintaining strong positive value at current uranium price.  A more extensive evaluation of the cutoff grade would be completed in a pre-feasibility study.

The sample population of eU3O8 values forms a log normal distribution with a range from 0% to a high of 0.7294%.  The mean of the population is 0.0126% and the standard deviation is 0.0184%.  The cutoff used of 0.03% is the mean plus one standard deviation.  The sample population above the cutoff grade shows a mean of 0.0528% and a standard deviation of 0.0293%.  The calculated average grade of the indicated resource agrees well with the statistical average of the sample population above the 0.03% cutoff.

Volume Determination of Mineralized Zone

Orthogonal cross sections were completed in the mineralized zone utilizing known features of the geologic controls on mineralization.  The sections were created on a northwest and northeast orientation corresponding to the lines of drill holes.  The cross sections with drill hole eU3O8% values and limited geologic information were generated in the Rockworks 2004 software program from the ACCESS database.  The cross sections were then interpreted by hand on a section by section basis and digitized in order to accurately measure the area of the mineralized body outline.  Northwest trending sections were completed on 100 foot centers and northeast trending sections were completed on 200 foot centers corresponding to the 100 by 200 foot spacing of drill holes.  Bench maps were completed on 40 foot spacings through the main portion of the mineralized body to rectify and confirm the cross section interpretations.  The measured area and calculated volumes from each set of sections were compared for confirmation of the models' reliability.  The northeast trending sections have the tightest drill hole control and are considered to be the best estimate of mineralization volume.  Volume variations between the sets of sections are minimal and provided increased confidence in the interpretation of the mineralized zones.  The stated indicated resource calculated the average of the tons and grade from the northwest and northeast sets of sections.

A grade times thickness (gxt) map was generated to evaluate the shape of the mineralized body, possible feeder zones, structural controls, and for comparison with bench plans of the mineralized body interpreted from cross-sections.  The plan projects all mineralization to the surface and includes all assay values.  The plan agreed well with the general shape and the location of the mineralized body on the 5100 Bench plan.

Density Determinations

Placer Amex and Hazen Labs completed specific gravity determinations for several hundred samples from the Aurora project and from the nearby McDermitt mercury mine, which occurs in equivalent lithologic units.  The detailed data does not exist in the database obtained by Quincy but the results were summarized in the 1980 Placer Amex Pre-Feasibility report.  Results for the mineralized volcanic rocks indicate the density values are somewhat low compared to typical fresh volcanic rocks.  The low density is attributed to the strong clay and opalite alteration and high porosity and open space nature of the brecciated volcanic rocks.

Dry Density Values for Various Rocktypes* Used in the Re-calculated resources

Gravels	16.1 Feet3/Ton
Lake Sediments	18.9 Feet3/Ton
Mineralized Volcanic Rocks	18.6 Feet3/Ton
Unmineralized Volcanic Rock	18.6 Feet3/Ton

*Placer Amex Pre-Feasibility Report 1980

Grade Continuity

Co-variograms were calculated for the 5100 level and the 5140 level using 120 and 98 data points respectively.  The continuity of grade between drill holes is good at values of eU3O8 below about 0.07%.  Bench 5100 has a sill limit of about 0.1% and bench 5140 has a sill limit at about 0.0485%.  The linear correlation of grade is limited to about 150 feet for both benches, indicating that generating a krigged average of grades above about 0.07% beyond 150 feet would bias the calculated average.  The use of an inverse distance squared average will also have limitations when averaging groups of adjoining drill holes.  Resource modeling for this report calculated a simple average grade for each section, equally weighting each drill hole to limit biasing.

No limitations or other negative impacts due to environmental permitting or other political issues, which will have an affect on the mineral resource, are known to exist. While a full evaluation of these factors was beyond the scope of the report, the property is located in a historic mining district within a very sparsely populated area. Local opposition to this project is not anticipated however intervention by outside groups, as in any new mine operation, cannot be ruled out.  The price of uranium is currently on an upward trend and well-above its ten- and twenty-year averages. There is no guarantee that this trend will continue or that the uranium price will remain high. Price projects and economic thresholds were beyond the scope of the commissioned report and would be the subject of future feasibility studies.

To find out more about Quincy Energy Corp. visit our website at www.quincyenergy.com or contact:

Daniel Farrell, Chairman & CEO	T: (416) 361-2830	E: dfarrell@quincyenergy.com
Art Ettlinger, President & COO	T: (604) 685-1964	E: aettlinger@quincyenergy.com
Murray Black, Corporate Development	T: (416) 361-2829	E: mblack@quincyenergy.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY ENERGY CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.